Exhibit 99.1

Rexford Industrial Acquires Industrial Property in North Orange County, california

Los Angeles – November 4, 2013 – Rexford Industrial Realty, Inc. (the “Company” or “Rexford Industrial”) (NYSE:REXR), a real estate investment trust focused on owning and operating industrial properties located in Southern California infill markets, today announced that it has acquired an industrial property located at 22343-22349 La Palma Avenue in Yorba Linda, California, for $12.7 million.

“We are pleased to complete this acquisition, which demonstrates the unique capabilities Rexford Industrial enjoys within its core markets,” said Howard Schwimmer, Co-Chief Executive Officer of the Company. “This property was lender-owned and acquired by us in an auction, in which our balance sheet and access to capital were decided advantages. Yorba Linda Business Park, in North Orange County, is one of Rexford Industrial’s target infill-submarkets, and we are well-positioned to substantially improve the property’s occupancy and cash flow through implementation of our operating strategies”

The Yorba Linda Business Park property consists of four multi-tenant buildings, with a total of 115,760 square feet. The buildings are situated on 9.13 acres of land, and are currently 79% occupied.

About Rexford Industrial

Rexford Industrial is a real estate investment trust focused on owning and operating industrial properties in Southern California infill markets. The Company owns interests in 62 properties with approximately 6.8 million rentable square feet and manages an additional 20 properties with approximately 1.2 million rentable square feet.

For additional information, visit www.rexfordindustrial.com.

Forward Looking Statements

This press release may contain forward-looking statements within the meaning of the federal securities laws, which are based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as "may," "will," "should," "expects," "intends," "plans," "anticipates," "believes," "estimates," "predicts," or "potential" or the negative of these words and phrases or similar words or phrases which are predictions of or indicate future events or trends and which do not relate solely to historical matters. While forward-looking statements reflect the Company's good faith beliefs, assumptions and expectations, they are not guarantees of future performance. For a further discussion of these and other factors that could cause the Company's future results to differ materially from any forward-looking statements, see the section entitled "Cautionary Note Regarding Forward-Looking Statements" in the Company's prospectus for its recently completed initial public offering and other risks described in documents subsequently filed by the Company from time to time with the Securities and Exchange Commission. The Company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes.

Contact:

Investor Relations:

Stephen Swett

424 256 2153 ext 401

investorrelations@rexfordindustrial.com